Exhibit 3.1.1

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

RESTATED
CERTIFICATE OF INCORPORATION

WHEREAS, *the Restated Certificate of Incorporation of*

CHESAPEAKE ENERGY CORPORATION

has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, *I hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

Filed in the city of Oklahoma City this 26th day of February, 2019.

Secretary of State

02/26/2019 09:26 AM	FILED - Oklahoma Secretary of State #1900575772 02/26/2019
OKLAHOMA SECRETARY OF STATE
40010770002
RESTATED CERTIFICATE OF INCORPORATION
OF
CHESAPEAKE ENERGY CORPORATION
The undersigned, James R. Webb, hereby certifies that:
A.The name of the corporation is Chesapeake Energy Corporation (the “Corporation”).
B.He is the duly elected and acting Executive Vice President ‑ General Counsel and Corporate Secretary of the Corporation.
C.The Corporation was incorporated on November 19, 1996, under the name “Chesapeake Oklahoma Corporation” upon the filing with the Secretary of State of Oklahoma of its original Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”).
D.This Restated Certificate of Incorporation was duly adopted in accordance with Section 1080 of the Oklahoma General Corporation Act (the “Act”) by the Board of Directors of the Corporation, and merely restates and integrates and does not further amend the Certificate of Incorporation as currently amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
E.The following, as amended through this date and as they may be subsequently amended, remain in full force and effect: (a) the Certificate of Designation of 4.5% Cumulative Convertible Preferred Stock, filed with the Secretary of State of Oklahoma on September 13, 2005; (b) the Certificate of Designation of 5% Cumulative Convertible Preferred Stock (Series 2005B), filed with the Secretary of State of Oklahoma on November 7, 2005; (c) the Certificate of Designations of 5.75% Cumulative Non-Voting Convertible Preferred Stock (Series A), filed with the Secretary of State of Oklahoma on May 14, 2010; and (d) the Certificate of Designations of 5.75% Cumulative Non-Voting Convertible Preferred Stock, filed with the Secretary of State of Oklahoma on May 14, 2010.
F.This Restated Certificate of Incorporation is restated in its entirety to read as follows:
ARTICLE I
NAME
The name of the Corporation is:
CHESAPEAKE ENERGY CORPORATION
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Oklahoma is 1833 South Morgan Road, Oklahoma City, Oklahoma 73128. The Corporation’s registered agent at such address is The Corporation Company.

ARTICLE III
PURPOSES
The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Oklahoma General Corporation Act (the “Act”). The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Act may have as in force from time to time, including, without limitation, all powers, rights and privileges necessary or convenient to carry out the purposes of the Corporation.
ARTICLE IV
CAPITAL STOCK
The total number of shares of capital stock which the Corporation shall have authority to issue is Three Billion Twenty Million (3,020,000,000) shares consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and Three Billion (3,000,000,000) shares of Common Stock, par value $0.01 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:
1.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(a)The number of shares constituting a series, the distinctive designation of a series and the stated value of the series, if different from the par value;
(b)Whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on the shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;
(c)Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;
(d)Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;
(e)Whether or not the shares of a series are redeemable and the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;
(f)Whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

(g)The right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary; on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;
(h)The rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and
(i)Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.
Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the common shares with respect to the same dividend period.
If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
2.    Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders. Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any of such authorized but unissued shares. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.
Subject to the preferential and other dividend rights applicable to the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.
In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
LIMITATION OF DIRECTOR LIABILITY
A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director, except for personal liability for: (a) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (b) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the Act; (c) any breach of such director’s duty of loyalty to the Corporation or its shareholders; or (d) any transaction from which such director derived an improper personal benefit.
ARTICLE VI
CERTAIN STOCK PURCHASES
1.    Certain Definitions. For the purposes of this Article VI:
“Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on a principal United States securities exchange registered under the Exchange Act on which such stock is listed or in the national market system maintained by the National Association of Securities Dealers, Inc., or, if the stock is not listed on any such exchange or designated as a national market system security, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations system or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith.
“Interested Shareholder” shall have the meaning ascribed to such term under Section 1090.3 of the Act.
2.    Vote Required for Certain Stock Purchases.
(a)Any direct or indirect purchase by the Corporation, or any subsidiary of the Corporation, of any capital stock from a person or persons known by a majority of the Continuing Directors of the Corporation to be an Interested Shareholder who has beneficially owned such capital stock for less than three years prior to the date of such purchase, or any agreement in respect thereof, at a price in excess of the Fair Market Value shall require the affirmative vote of no less than 66 ⅔% of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding for this purpose the votes by the Interested Shareholder, unless a greater vote shall be required by law.
(b)Such affirmative vote shall not be required for a purchase or other acquisition of securities of the same class made on substantially the same terms to all holders of such securities and complying with the applicable requirements of the Exchange Act, and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations). Furthermore, such affirmative vote shall not be required for any purchase effected on the open market and not the result of a privately-negotiated transaction.
3.    Powers of Continuing Directors. The Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to them after reasonable inquiry, whether a person is an Interested Shareholder, and the number of shares of capital stock owned beneficially by any person.
ARTICLE VII
BOARD OF DIRECTORS
1.    Management by Board of Directors. The business and affairs of the Corporation shall be under the direction of the Board of Directors.
2.    Number of Directors. Subject to the addition of any directors elected by a class of preferred stock as provided in Section 3 of this Article VII, the number of directors which shall constitute the whole board shall not be less than three nor more than ten, and shall be determined by resolution adopted by a vote of two-thirds (2/3) of the entire board, or at an annual or special meeting of shareholders by the affirmative vote of at least a majority of the outstanding stock entitled to vote. No reduction in number shall have the effect of removing any director prior to the expiration of his term.’
3.    Election of Directors by Shareholders; Vacancies. All directors of the Corporation shall be elected annually. Each director shall hold office for a term ending at the next succeeding annual meeting beginning with the annual meeting held in 2015 and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office notwithstanding that any director may have been elected for a term that extended beyond the date of the annual meeting. Newly created directorships resulting from an increase in the authorized number of directors, or any other vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected or appointed to fill a vacancy shall hold office for a term to expire at the next annual meeting of shareholders following such director’s election or appointment. No reduction of the number of directorships shall remove or shorten the term of any director in office. No election of directors need be by written ballot.
Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board of Directors pursuant to Section 2 of this Article VII applicable thereto.
ARTICLE VIII
INDEMNITY
1.    Third Party Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
2.    Derivative Claims. The Corporation shall indemnify any person who was or is· a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
3.    Expenses. Expenses, including fees and expenses of counsel, incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.
4.    Insurance. The Corporation may purchase (upon resolution duly adopted by the Board of Directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
5.    Reimbursement. To the extent that a director, officer, employee or agent of, or any other person entitled to indemnity hereunder by, the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
6.    Enforcement. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part hereof.
ARTICLE IX
AMENDMENTS; BYLAWS; CONTROL SHARES ACT; WRITTEN CONSENT
l.    Amendments to Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the issued and outstanding stock having voting power, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII and this Article IX of this Certificate of Incorporation; provided, however, that any amendment to or repeal of Article VI shall be made in a manner not inconsistent with the Oklahoma General Corporation Act.
2.    Bylaws. Prior to the receipt of any payment for any of the Corporation’s stock, the Bylaws of the Corporation shall be adopted, amended or repealed by the Incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote thereon.
3.    Control Shares Act. The Corporation shall not be subject to the Oklahoma Control Shares Act as codified at Sections 1145-1155 of the Act. This election shall be effective on the date of filing this Certificate.
4.    Action by Written Consent. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.
This Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors, and is executed by the Executive Vice President ‑ General Counsel and Corporate Secretary of the Corporation this 26th day of February, 2019.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:	/s/ JAMES R. WEBB
James R. Webb, Executive Vice President – General Counsel & Corporate Secretary

ATTEST:

/s/ J. DAVID HERSHBERGER
J. David Hershberger, Assistant Corporate Secretary